                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   ----------

                                  SCHEDULE 13D

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (Amendment No. 4)


                             MERCATOR SOFTWARE, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     COMMON STOCK, PAR VALUE $0.01 PER SHARE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    587587106
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                                         with a copy to:
Rodney Bienvenu                                          Kyle C. Badger
Strategic Software Holdings, LLC                         McDermott, Will & Emery
1465 Post Road East, Second Floor                        227 West Monroe
Westport, Connecticut 06880                              Chicago, Illinois 60606
Tel. No.: (203) 259-7387                                 Tel. (312) 372-2000
--------------------------------------------------------------------------------
            (Name, Address and Telephone Number of Person Authorized
                     to Receive Notices and Communications)

                                  APRIL 1, 2003
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this statement because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box: [ ]

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the act (however, see the Notes).

                                  SCHEDULE 13D

                               CUSIP NO. 587587106

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
         BROKEN ARROW I, L.P.

     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
         38-3664612

--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)  [X]
                                                                 (b)  [ ]

--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    SOURCE OF FUNDS
                                                                 WC

--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2(e)                                   [ ]

--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION
         DELAWARE

--------------------------------------------------------------------------------
                         7 SOLE VOTING POWER
NUMBER OF SHARES              1,672,500
BENEFICIALLY             -------------------------------------------------------
OWNED BY EACH            8 SHARED VOTING POWER
REPORTING PERSON              -0-
WITH                     -------------------------------------------------------
                         9 SOLE DISPOSITIVE POWER
                              1,672,500
                         -------------------------------------------------------
                         10 SHARED DISPOSITIVE POWER
                                                 -0-

--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         1,672,500

--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                                 [ ]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         4.76%

--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON
         PN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

                               CUSIP NO. 587587106

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
         STRATEGIC SOFTWARE HOLDINGS, LLC

     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
         30-0091524

--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)  [X]
                                                                 (b)  [ ]

--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    SOURCE OF FUNDS
                                                                      AF

--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2(e)                                   [ ]

--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION
         CONNECTICUT

--------------------------------------------------------------------------------
                         7 SOLE VOTING POWER
NUMBER OF SHARES              -0-
BENEFICIALLY             -------------------------------------------------------
OWNED BY EACH            8 SHARED VOTING POWER
REPORTING PERSON              SEE ITEM 5
WITH                     -------------------------------------------------------
                         9 SOLE DISPOSITIVE POWER
                              -0-
                         -------------------------------------------------------
                         10 SHARED DISPOSITIVE POWER
                              SEE ITEM 5

--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         SEE ITEM 5

--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                                 [ ]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         SEE ITEM 5

--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON
         OO
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

                               CUSIP NO. 587587106

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
         BIENVENU MANAGEMENT, LLC

     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)  [X]
                                                                 (b)  [ ]

--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    SOURCE OF FUNDS
                                                                      AF

--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2(e)                                   [ ]

--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION
         CONNECTICUT

--------------------------------------------------------------------------------
                         7 SOLE VOTING POWER
NUMBER OF SHARES              -0-
BENEFICIALLY             -------------------------------------------------------
OWNED BY EACH            8 SHARED VOTING POWER
REPORTING PERSON              SEE ITEM 5
WITH                     -------------------------------------------------------
                         9 SOLE DISPOSITIVE POWER
                              -0-
                         -------------------------------------------------------
                         10 SHARED DISPOSITIVE POWER
                              SEE ITEM 5

--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         SEE ITEM 5

--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                                 [ ]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         SEE ITEM 5

--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON
         OO

--------------------------------------------------------------------------------

                                  SCHEDULE 13D

                               CUSIP NO. 587587106

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
         RODNEY BIENVENU

     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)


--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)  [X]
                                                                 (b)  [ ]

--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    SOURCE OF FUNDS
                                                                      AF

--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2(e)                                   [ ]

--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION
         UNITED STATES

--------------------------------------------------------------------------------
                         7 SOLE VOTING POWER
NUMBER OF SHARES              -0-
BENEFICIALLY             -------------------------------------------------------
OWNED BY EACH            8 SHARED VOTING POWER
REPORTING PERSON              SEE ITEM 5
WITH                     -------------------------------------------------------
                         9 SOLE DISPOSITIVE POWER
                              -0-
                         -------------------------------------------------------
                         10 SHARED DISPOSITIVE POWER
                              SEE ITEM 5

--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         SEE ITEM 5

--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                                 [ ]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         SEE ITEM 5

--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON
         IN

--------------------------------------------------------------------------------

                                  SCHEDULE 13D

                               CUSIP NO. 587587106

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
         JAMES DENNEDY

     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)  [X]
                                                                 (b)  [ ]

--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    SOURCE OF FUNDS
                                                                      AF

--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2(e)                                   [ ]

--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION
         UNITED STATES

--------------------------------------------------------------------------------
                         7 SOLE VOTING POWER
NUMBER OF SHARES              -0-
BENEFICIALLY             -------------------------------------------------------
OWNED BY EACH            8 SHARED VOTING POWER
REPORTING PERSON              SEE ITEM 5
WITH                     -------------------------------------------------------
                         9 SOLE DISPOSITIVE POWER
                              -0-
                         -------------------------------------------------------
                         10 SHARED DISPOSITIVE POWER
                              SEE ITEM 5

--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         SEE ITEM 5

--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                                 [ ]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         SEE ITEM 5

--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON
         IN

--------------------------------------------------------------------------------

                                  SCHEDULE 13D

                               CUSIP NO. 587587106

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
         EMPIRE CAPITAL PARTNERS, L.P.

     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)  [X]
                                                                 (b)  [ ]

--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    SOURCE OF FUNDS
                                                                      AF

--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2(e)                                   [ ]

--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION
         DELAWARE

--------------------------------------------------------------------------------
                         7 SOLE VOTING POWER
NUMBER OF SHARES              -0-
BENEFICIALLY             -------------------------------------------------------
OWNED BY EACH            8 SHARED VOTING POWER
REPORTING PERSON              SEE ITEM 5
WITH                     -------------------------------------------------------
                         9 SOLE DISPOSITIVE POWER
                              -0-
                         -------------------------------------------------------
                         10 SHARED DISPOSITIVE POWER
                              SEE ITEM 5

--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         SEE ITEM 5

--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                                 [ ]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         SEE ITEM 5

--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON
         PN

--------------------------------------------------------------------------------

                                  SCHEDULE 13D

                               CUSIP NO. 587587106

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
         EMPIRE GP, L.L.C.

     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)  [X]
                                                                 (b)  [ ]

--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    SOURCE OF FUNDS
                                                                      AF/OO

--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2(e)                                   [ ]

--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION
         DELAWARE

--------------------------------------------------------------------------------
                         7 SOLE VOTING POWER
NUMBER OF SHARES           -0-
BENEFICIALLY             -------------------------------------------------------
OWNED BY EACH            8 SHARED VOTING POWER
REPORTING PERSON           SEE ITEM 5
WITH                     -------------------------------------------------------
                         9 SOLE DISPOSITIVE POWER
                           -0-
                         -------------------------------------------------------
                         10 SHARED DISPOSITIVE POWER
                              SEE ITEM 5

--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         SEE ITEM 5

--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                                 [ ]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         SEE ITEM 5

--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON
         OO

--------------------------------------------------------------------------------

                                  SCHEDULE 13D

                               CUSIP NO. 587587106

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
         EMPIRE CAPITAL MANAGEMENT, L.L.C.

     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)  [X]
                                                                 (b)  [ ]

--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    SOURCE OF FUNDS
                                                                      AF/OO

--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2(e)                                   [ ]

--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION
         DELAWARE

--------------------------------------------------------------------------------
                         7 SOLE VOTING POWER
NUMBER OF SHARES           -0-
BENEFICIALLY             -------------------------------------------------------
OWNED BY EACH            8 SHARED VOTING POWER
REPORTING PERSON           SEE ITEM 5
WITH                     -------------------------------------------------------
                         9 SOLE DISPOSITIVE POWER
                           -0-
                         -------------------------------------------------------
                         10 SHARED DISPOSITIVE POWER
                              SEE ITEM 5

--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         SEE ITEM 5

--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                                 [ ]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         SEE ITEM 5

--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON
         OO

--------------------------------------------------------------------------------

                                  SCHEDULE 13D

                               CUSIP NO. 587587106

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
         SCOTT A. FINE

     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)  [X]
                                                                 (b)  [ ]

--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    SOURCE OF FUNDS
                                                                      AF/OO

--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2(e)                                   [ ]

--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION
         UNITED STATES

--------------------------------------------------------------------------------
                         7 SOLE VOTING POWER
NUMBER OF SHARES              -0-
BENEFICIALLY             -------------------------------------------------------
OWNED BY EACH            8 SHARED VOTING POWER
REPORTING PERSON              SEE ITEM 5
WITH                     -------------------------------------------------------
                         9 SOLE DISPOSITIVE POWER
                           -0-
                         -------------------------------------------------------
                         10 SHARED DISPOSITIVE POWER
                              SEE ITEM 5

--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         SEE ITEM 5

--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                                 [ ]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         SEE ITEM 5

--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON
         IN

--------------------------------------------------------------------------------

                                  SCHEDULE 13D

                               CUSIP NO. 587587106

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
         PETER J. RICHARDS

     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)  [X]
                                                                 (b)  [ ]

--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    SOURCE OF FUNDS
                                                                      AF/OO

--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2(e)                                   [ ]

--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION
         UNITED STATES

--------------------------------------------------------------------------------
                         7 SOLE VOTING POWER
NUMBER OF SHARES              -0-
BENEFICIALLY             -------------------------------------------------------
OWNED BY EACH            8 SHARED VOTING POWER
REPORTING PERSON              SEE ITEM 5
WITH                     -------------------------------------------------------
                         9 SOLE DISPOSITIVE POWER
                              -0-
                         -------------------------------------------------------
                         10 SHARED DISPOSITIVE POWER
                              SEE ITEM 5

--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         SEE ITEM 5

--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                                 [ ]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         SEE ITEM 5

--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON
         IN

--------------------------------------------------------------------------------

                                  SCHEDULE 13D

                               CUSIP NO. 587587106

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
         CHARTER OAK PARTNERS, L.P.

     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)  [X]
                                                                 (b)  [ ]

--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    SOURCE OF FUNDS
                                                                      WC

--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2(e)                                   [ ]

--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION
         CONNECTICUT

--------------------------------------------------------------------------------
                         7 SOLE VOTING POWER
NUMBER OF SHARES              906,900
BENEFICIALLY             -------------------------------------------------------
OWNED BY EACH            8 SHARED VOTING POWER
REPORTING PERSON              -0-
WITH                     -------------------------------------------------------
                         9 SOLE DISPOSITIVE POWER
                              906,900
                         -------------------------------------------------------
                         10 SHARED DISPOSITIVE POWER
                              -0-

--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         906,900

--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                                 [ ]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         2.58%

--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON
         PN

--------------------------------------------------------------------------------

                                  SCHEDULE 13D

                               CUSIP NO. 587587106

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
         PETER J. BONI

     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)  [X]
                                                                 (b)  [ ]

--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    SOURCE OF FUNDS
         N/A

--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2(e)                                   [ ]

--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION
         UNITED STATES

--------------------------------------------------------------------------------
                         7 SOLE VOTING POWER
NUMBER OF SHARES              -0-
BENEFICIALLY             -------------------------------------------------------
OWNED BY EACH            8 SHARED VOTING POWER
REPORTING PERSON              -0-
WITH                     -------------------------------------------------------
                         9 SOLE DISPOSITIVE POWER
                              -0-
                         -------------------------------------------------------
                         10 SHARED DISPOSITIVE POWER
                              -0-

--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         -0-

--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                                 [ ]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         N/A

--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON
         IN

--------------------------------------------------------------------------------

                                  SCHEDULE 13D

                               CUSIP NO. 587587106

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
         DANIEL HOOGTERP

     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)  [X]
                                                                 (b)  [ ]

--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    SOURCE OF FUNDS
         N/A

--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2(e)                                   [ ]

--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION
         UNITED STATES

--------------------------------------------------------------------------------
                         7 SOLE VOTING POWER
NUMBER OF SHARES              -0-
BENEFICIALLY             -------------------------------------------------------
OWNED BY EACH            8 SHARED VOTING POWER
REPORTING PERSON              -0-
WITH                     -------------------------------------------------------
                         9 SOLE DISPOSITIVE POWER
                              -0-
                         -------------------------------------------------------
                         10 SHARED DISPOSITIVE POWER
                              -0-

--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         -0-

--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                                 [ ]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         N/A

--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON
         IN

--------------------------------------------------------------------------------

                                  SCHEDULE 13D

                               CUSIP NO. 587587106

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
         EDWARD SANCHEZ, JR.

     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)  [X]
                                                                 (b)  [ ]

--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    SOURCE OF FUNDS
                                                                      AF/PF

--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2(e)                                   [ ]

--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION
         UNITED STATES

--------------------------------------------------------------------------------
                         7 SOLE VOTING POWER
NUMBER OF SHARES              17,410
BENEFICIALLY             -------------------------------------------------------
OWNED BY EACH            8 SHARED VOTING POWER
REPORTING PERSON              -19,200-
WITH                     -------------------------------------------------------
                         9 SOLE DISPOSITIVE POWER
                              17,410
                         -------------------------------------------------------
                         10 SHARED DISPOSITIVE POWER
                              -19,200-

--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         36,610

--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                                 [ ]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         0.10%

--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON
         IN

--------------------------------------------------------------------------------

                                  SCHEDULE 13D

                               CUSIP NO. 587587106

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
         SEAN P. SEARS

     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)  [X]
                                                                 (b)  [ ]

--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    SOURCE OF FUNDS
                                                                      PF

--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2(e)                                   [ ]

--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION
         UNITED STATES

--------------------------------------------------------------------------------
                         7 SOLE VOTING POWER
NUMBER OF SHARES              3,450
BENEFICIALLY             -------------------------------------------------------
OWNED BY EACH            8 SHARED VOTING POWER
REPORTING PERSON              -0-
WITH                     -------------------------------------------------------
                         9 SOLE DISPOSITIVE POWER
                              3,450
                         -------------------------------------------------------
                         10 SHARED DISPOSITIVE POWER
                              -0-

--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         3,450

--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                                 [ ]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         0.01%

--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON
         IN

--------------------------------------------------------------------------------

                                  SCHEDULE 13D

                               CUSIP NO. 587587106

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
         MICHAEL R. WODOPIAN

     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)  [X]
                                                                 (b)  [ ]

--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    SOURCE OF FUNDS
         N/A

--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2(e)                                   [ ]

--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION
         UNITED STATES

--------------------------------------------------------------------------------
                         7 SOLE VOTING POWER
NUMBER OF SHARES              -0-
BENEFICIALLY             -------------------------------------------------------
OWNED BY EACH            8 SHARED VOTING POWER
REPORTING PERSON              -0-
WITH                     -------------------------------------------------------
                         9 SOLE DISPOSITIVE POWER
                              -0-
                         -------------------------------------------------------
                         10 SHARED DISPOSITIVE POWER
                              -0-

--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         -0-

--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                                 [ ]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         N/A

--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON
         IN

--------------------------------------------------------------------------------

                                  SCHEDULE 13D

     The following constitutes Amendment No. 4 to the Schedule 13D filed by the undersigned on November 29, 2002, as amended on February 4, 2003, March 14, 2003 and March 31, 2003, and amends such Schedule 13D only to the extent set forth herein.

ITEM 1. SECURITY AND ISSUER

     This Amendment No. 4 to Schedule 13D relates to the Common Stock, par value $0.01 per share (the "Common Stock") of Mercator Software, Inc., a Delaware corporation (the "Issuer"), having its principal executive offices at 45 Danbury Road, Wilton, Connecticut 06897.

ITEM 2. IDENTITY AND BACKGROUND

     This Amendment No. 4 to Schedule 13D is filed by Broken Arrow I, L.P., a Delaware limited partnership ("Broken Arrow"); Strategic Software Holdings, LLC, a Connecticut limited liability company ("SSH"); Bienvenu Management, LLC, a Connecticut limited liability company ("Bienvenu Management"), Rodney Bienvenu, James Dennedy, Empire Capital Partners, L.P., a Delaware limited partnership ("Empire Capital"); Empire GP, L.L.C., a Delaware limited liability company ("Empire GP"); Empire Capital Management, L.L.C., a Delaware limited liability company ("Empire Capital Management") Charter Oak Partners, L.P., a Connecticut limited partnership ("Charter Oak"), Scott A. Fine, Peter J. Richards, Peter J. Boni, Daniel Hoogterp, Edward Sanchez, Jr., Sean P. Sears and Michael R. Wodopian (all of such persons, collectively, the "Reporting Persons").

ITEM 3. SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION

     The shares of Common Stock originally purchased by Broken Arrow were purchased with working capital of Broken Arrow received as proceeds from a loan to Broken Arrow by Empire Capital. Empire Capital loaned Broken Arrow $2,000,000 on November 14, 2000, which loan is evidenced by a Secured Demand Note in the stated principal amount of $2,300,000 with no stated interest. The Secured Demand Note is secured by a first priority lien on all of the property of Broken Arrow, including any property of Broken Arrow acquired after the date thereof, which would include the Common Stock of the Issuer held by Broken Arrow. The Secured Demand Note is payable upon demand after 90 days notice. A copy of the Secured Demand Note is attached hereto as Exhibit 7.10.

ITEM 4. PURPOSE OF TRANSACTION

     On April 1, 2003, SSH held a meeting with the Issuer to discuss the terms of a proposal to acquire the Issuer contained in a letter from SSH to the Issuer dated March 31, 2003. SSH had hoped to have a meaningful, collaborative discussion on all elements of its proposal and to discuss the basis on which the parties could come to a friendly agreement. The Issuer refused to discuss such terms or to discuss the basis on which the parties could come to a friendly agreement. A copy of SSH's press release with regard to the meeting was filed with the Securities and Exchange Commission on April 1, 2003.


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ITEM 5. INTEREST IN SECURITIES OF THE ISSUER

     (a) and (b)

     Empire Capital does not directly own any shares of Common Stock but because it holds a 25% interest in SSH, it may be deemed to be a beneficial owner of the 1,672,500 shares of Common Stock representing 4.76% of the outstanding shares of Common Stock held by Broken Arrow. In addition, all investment decisions with regard to Broken Arrow are subject to the determinations of the Investment Committee, which is comprised of a representative of SSH and a representative of Empire Capital.

     (c) None of the Reporting Persons has purchased or sold any of the Issuer's Common Stock since the date of the their most recent filing on Schedule 13D.

ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER

     Empire Capital loaned Broken Arrow $2,000,000 on November 14, 2000, which loan is evidenced by a Secured Demand Note in the stated principal amount of $2,300,000 with no stated interest. The Secured Demand Note is secured by a first priority lien on all of the property of Broken Arrow, including any property of Broken Arrow acquired after the date thereof, which would include the Common Stock of the Issuer held by Broken Arrow. The Secured Demand Note is payable upon demand after 90 days notice. A copy of the Secured Demand Note is attached hereto as Exhibit 7.10.

ITEM 7. MATERIAL TO BE FILED AS EXHIBITS

Exhibit 7.10 Secured Demand Note


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                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  April 1, 2003


                                        By: /s/ Rodney Bienvenu
                                            ------------------------------------
                                            Rodney Bienvenu, individually, and
                                            as Chairman & CEO of Strategic
                                            Software Holdings, LLC, for itself
                                            and as general partner of Broken
                                            Arrow I., L.P., and as the sole
                                            member of RB Holdings, LLC as a
                                            member of Bienvenu Management, LLC


                                        By: /s/ James Dennedy
                                            ------------------------------------
                                            James Dennedy, individually, and as
                                            a member of Bienvenu Management, LLC


                                        By: /s/ Scott A. Fine
                                            ------------------------------------
                                            Scott A. Fine, individually, and as
                                            managing member of Empire GP,
                                            L.L.C., and as general partner of
                                            Empire Capital Partners, L.P.; and
                                            as managing member of Empire Capital
                                            Management, L.L.C., and as
                                            attorney-in-fact of Charter Oak
                                            Partners, L.P.


                                        By: /s/ Peter J. Richards
                                            ------------------------------------
                                            Peter J. Richards, individually, and
                                            as managing member of Empire GP,
                                            L.L.C., and as general partner of
                                            Empire Capital Partners, L.P.; and
                                            as managing member of Empire Capital
                                            Management, L.L.C., and as
                                            attorney-in-fact of Charter Oak
                                            Partners, L.P.


                                        By: /s/ Peter J. Boni
                                            ------------------------------------
                                            Peter J. Boni


                                        By: /s/ Daniel Hoogterp
                                            ------------------------------------
                                            Daniel Hoogterp


                                        By: /s/ Edward Sanchez, Jr.
                                            ------------------------------------
                                            Edward Sanchez, Jr.


                                       20
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                                        By: /s/ Sean P. Sears
                                            ------------------------------------
                                            Sean P. Sears


                                        By: /s/ Michael R. Wodopian
                                            ------------------------------------
                                            Michael R. Wodopian


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